Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 27, 2019, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Carvana Co. on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said reports in the Registration Statement of Carvana Co. on Forms S-3 (File No. 333-228648 and File No. 333-225262) and Form S-8 (File No. 333-217520).

/s/ GRANT THORNTON LLP

Phoenix, Arizona
February 27, 2019